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                                                                     EXHIBIT 5.1



                                 April 20, 1998


BrightStar Information Technology Group, Inc.
10375 Richmond Avenue, Suite 1620
Houston, Texas 77042

Gentlemen:

         We have acted as counsel to BrightStar Information Technology Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a Registration Statement on Form S-1 ( the "Public Offering Registration Statement") under the Securities Act of 1933, as amended, relating to the proposed offering of up to 4,312,500 shares of the common stock, par value $.001 per share ("Common Stock"), of the Company and a Registration Statement on Form S-1 filed pursuant to Rule 462(b) of Regulation C (the "Rule 462 Registration Statement") covering the issuance and sale of up to an additional 575,000 shares of the Company's Common Stock (collectively, the shares covered under the Public Offering Registration Statement and the Rule 462 Registration Statement are sometimes referred to herein as the "Shares"). The Shares are to be offered upon the terms and subject to the conditions set forth in a proposed Underwriting Agreement by and among CIBC Oppenheimer Corp. and Dain Rauscher Incorporated, as representatives of the several underwriters, and the Company.

         In so acting, we have examined the Public Offering Registration Statement on Form S-1 and the Rule 462 Registration Statement on Form S-1. We have examined originals or copies certified or otherwise identified to our satisfaction of the Certificate of Incorporation of the Company, and any amendments thereto, the Bylaws of the Company, the corporate proceedings with respect to the offering of the Shares, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity and completeness of the originals of such latter documents, and the correctness of all statements of fact contained in all documents that we have examined.



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         Based on the foregoing, and subject to the qualifications stated
herein, we are of the opinion that the Shares are duly authorized and, when issued and delivered to the purchasers thereof against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

         The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

         The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent, except that we hereby consent to the filing of this opinion as an exhibit to the Rule 462 Registration Statement. Consent also is given to the reference to this firm under the caption "Legal Matters" in the prospectuses forming a part of the Rule 462 Registration Statement.

                                              Very truly yours,

                                      /s/  CHAMBERLAIN, HRDLICKA, WHITE,
                                               WILLIAMS & MARTIN